Exhibit 99.1

VINCE HOLDING CORP. REPORTS FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS

NEW YORK, New York – April 24, 2023 – Vince Holding Corp. (NYSE: VNCE) (“VNCE” or the “Company”), a global contemporary retailer, today reported its financial results for the fourth quarter and fiscal 2022 ended January 28, 2023.

Highlights for the fourth quarter ended January 28, 2023:

•

Net sales decreased 7.8% to $91.3 million as compared to $99.0 million in the same period last year reflecting an 8.0% decrease in Vince brand sales and a 6.4% decrease in Rebecca Taylor and Parker sales, combined.

•

Loss from operations was $5.5 million compared to income from operations of $1.8 million in the same period last year. Loss from operations for the fourth quarter 2022 includes a $1.6 million gain on the sale of the Rebecca Taylor intangible assets, $3.7 million of net charges associated with the wind down of the Rebecca Taylor business*, and $1.0 million in non-cash charges related to the impairment of property and equipment for certain Vince retail locations. *See Summary of Rebecca Taylor Wind Down Charges table in Exhibit 3.

•	Net loss was $11.0 million or $(0.89) per share compared to a net loss of $2.7 million or $(0.23) per share in the same period last year.

Jack Schwefel, Chief Executive Officer of VNCE said, “Fiscal 2022 was a challenging year, but I am very proud of the resiliency of our teams, and believe, through the actions we have taken, we are well positioned to drive improved results and long-term success. During the fourth quarter we substantially completed the wind down of the Rebecca Taylor business and continued to take actions with respect to our inventory balance to end the year in a healthier position. As we look ahead, we will continue to operate with discipline while staying focused on our long-term strategic initiatives while leveraging our recent agreement with Authentic Brands Group.”

For the fourth quarter ended January 28, 2023:

•	Total Company net sales decreased 7.8% to $91.3 million compared to $99.0 million in the fourth quarter of fiscal 2021.

•

Gross profit was $36.2 million, or 39.6% of net sales, compared to gross profit of $43.6 million, or 44.0% of net sales, in the fourth quarter of fiscal 2021. The decline in gross margin rate was due to an increase in promotional activity in the direct-to-consumer channel, a higher rate of sales allowances in the wholesale channel, and unfavorable year-over-year adjustments to inventory reserves, partially offset by favorable channel and product mix. The wind down of the Rebecca Taylor business negatively impacted fourth quarter 2022 gross margin rate by approximately 100 basis points.

•

Selling, general, and administrative expenses were $42.3 million, or 46.3% of sales, compared to $41.8 million, or 42.2% of sales, in the fourth quarter of fiscal 2021. The increase in SG&A dollars was driven by the $3.3 million in net expenses related to the wind down of the Rebecca Taylor business and higher salaries and benefits, which offset lower marketing expenses as a result of the wind down of the Rebecca Taylor business, lower rent expense, as well as lower consulting and other third-party costs during the period.

•

Loss from operations was $5.5 million compared to income from operations of $1.8 million in the same period last year. Loss from operations for the fourth quarter 2022 includes a $1.6 million gain on the sale of the Rebecca Taylor intangible assets, $3.7 million in net charges associated with the wind down of the Rebecca Taylor business, and $1.0 million in non-cash charges related to the impairment of property and equipment for certain Vince retail locations.

•

Income tax expense was $1.7 million as a result of an annual non-cash deferred tax expense created by the amortization of indefinite-lived goodwill and intangible assets for tax but not for book purposes.

•

Net loss, which includes the benefit from the gain on the sale of the Rebecca Taylor intangible assets, the impact of net charges associated with the wind down of the Rebecca Taylor business, and the non-cash charges related to the impairment of property and equipment for certain Vince retail locations, was $11.0 million or $(0.89) per share compared to a net loss of $2.7 million or $(0.23) per share in the same period last year.

•	The Company ended the quarter with 67 company-operated Vince stores, a net decrease of 1 store since the fourth quarter of fiscal 2021.

Vince Fourth Quarter Highlights

•	Net sales decreased 8.0% to $80.3 million as compared to the fourth quarter of fiscal 2021.

•	Wholesale segment sales decreased 20.9% to $34.2 million compared to the fourth quarter of fiscal 2021.

•	Direct-to-consumer segment sales increased 4.7% to $46.1 million compared to the fourth quarter of fiscal 2021.

•

Income from operations excluding unallocated corporate expenses was $9.4 million compared to income from operations of $15.9 million in the same period last year. The fourth quarter of fiscal 2022 income from operations includes $1.0 million in non-cash charges related to the impairment of property and equipment for certain Vince retail locations.

Rebecca Taylor and Parker Fourth Quarter Highlights

•

On September 12, 2022, the Company announced the strategic decision to wind down its Rebecca Taylor business to focus its resources on the Vince brand. On December 22, 2022, the Company’s indirectly wholly owned subsidiary, Rebecca Taylor, Inc., completed the sale of its intellectual property and certain related ancillary assets to RT IPCO, LLC, an affiliate of Ramani Group for $4.3 million and recognized a gain of $1.6 million.

•	Net sales decreased 6.4% to $11.0 million as compared to the fourth quarter of fiscal 2021.

•

Loss from operations was $1.1 million compared to a loss from operations of $1.3 million in the same period last year. The fourth quarter of fiscal 2022 loss from operations includes $3.7 million in net charges associated with the wind down of the Rebecca Taylor business as well as the $1.6 million gain on the sale of intangible assets.

Net Sales and Operating Results by Segment:

	Three Months Ended
(in thousands)	January 28, 2023	January 29, 2022
Net Sales:
Vince Wholesale	$34,196	$43,212
Vince Direct-to-consumer	46,137	44,084
Rebecca Taylor and Parker	10,975	11,731

Total net sales	$91,308	$99,027

Income (loss) from operations:
Vince Wholesale	$6,280	$11,475
Vince Direct-to-consumer	3,120	4,391
Rebecca Taylor and Parker	(1,131)	(1,258)

Subtotal	8,269	14,608
Unallocated corporate(1)	(13,807)	(12,793)

Total (loss) income from operations	$(5,538)	$1,815

(1)

Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

For the fiscal year ended January 28, 2023:

•	Total Company net sales increased 10.8% to $357.4 million compared to $322.7 million in fiscal year 2021.

•

Gross profit was $138.0 million, or 38.6% of net sales, compared to gross profit of $146.6 million, or 45.4% of net sales, in fiscal 2021. The decline in gross margin rate was due to an increase in promotional activity in the direct-to-consumer channel and unfavorable year-over-year adjustments to inventory reserves, partially offset by lower freight costs and favorable leveraging of distribution and other overhead costs. The wind down of the Rebecca Taylor business negatively impacted fiscal year 2022 gross margin rate by approximately 270 basis points.

•

Selling, general, and administrative expenses, were $161.4 million, or 45.2% of sales, compared to $146.1 million, or 45.3% of sales, in fiscal 2021. The increase in SG&A dollars was primarily the result of net costs associated with the wind down of the Rebecca Taylor business and higher payroll and compensation expense partially offset by decreased rent expense and lower marketing spend as a result of the wind down of the Rebecca Taylor business.

•

Loss from operations was $25.4 million compared to operating income of $0.5 million in fiscal 2021. Loss from operations for fiscal 2022 includes $14.8 million in net charges associated with the wind down of the Rebecca Taylor business, the $1.6 million gain on the sale of the Rebecca Taylor intangible assets during the fourth quarter of fiscal 2022, and $1.9 million in non-cash charges related to the impairment of property and equipment for certain Vince and Rebecca Taylor retail locations.

•

Income tax expense was $3.0 million as a result of an annual non-cash deferred tax expense created by the amortization of indefinite-lived goodwill and intangible assets for tax but not for book purposes.

•	Net loss was $38.3 million or $(3.14) per share compared to a net loss of $12.7 million or $(1.07) per share in the same period last year.

Vince

•	Net sales increased 12.6% to $319.1 million as compared to fiscal 2021.

•	Wholesale segment sales increased 14.6% to $169.4 million as compared to fiscal 2021.

•	Direct-to-consumer segment sales increased 10.4% to $149.8 million as compared to fiscal 2021.

•

Income from operations excluding unallocated corporate expenses was $46.0 million compared to income of $56.7 million in the same period last year. Fiscal 2022 income from operations includes $1.0 million in non-cash charges related to the impairment of property and equipment for certain Vince retail locations in the fourth quarter of fiscal 2022.

Rebecca Taylor and Parker

•	Net sales decreased 2.2% to $38.3 million as compared to fiscal 2021.

•

Loss from operations was $21.3 million compared to a loss from operations of $9.2 million in the same period last year. The fiscal 2022 loss from operations includes $14.8 million in net charges associated with the wind down of the Rebecca Taylor business, the $1.6 million gain on the sale of the Rebecca Taylor intangible assets during the fourth quarter of fiscal 2022, and $0.9 million in non-cash charges related to the impairment of property and equipment for certain Rebecca Taylor retail locations in the second quarter of fiscal 2022.

Net Sales and Operating Results by Segment:

	Fiscal Year
(in thousands)	2022	2021
Net Sales:
Vince Wholesale	$169,375	$147,817
Vince Direct-to-consumer	149,770	135,720
Rebecca Taylor and Parker	38,297	39,146

Total net sales	$357,442	$322,683

Income (loss) from operations:
Vince Wholesale	$43,592	$45,839
Vince Direct-to-consumer	2,397	10,873
Rebecca Taylor and Parker	(21,255)	(9,213)

Subtotal	24,734	47,499
Unallocated corporate(1)	(50,156)	(47,016)

Total income (loss) from operations	$(25,422)	$483

(1)

Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

Balance Sheet

At the end of the fourth quarter of fiscal 2022, total borrowings under the Company’s debt agreements totaled $113.8 million and the Company had $24.0 million of excess availability under its revolving credit facility.

Net inventory at the end of the fourth quarter of fiscal 2022 was $90.0 million compared to $78.6 million at the end of the fourth quarter of fiscal 2021. The year-over-year increase in inventory was driven primarily by the increase of carry-over pre-fall and fall assortments as well as a higher investment in replenishment products, and higher product costs.

During the year ended January 28, 2023, the Company issued and sold 104,980 shares of common stock under the ATM program for aggregate net proceeds of $825 thousand, at an average price of $7.86 per share. Additional shares remain available under the program and proceeds will be used as sources, along with cash from operations, to fund future growth.

Subsequent to the end of the fourth quarter, the Company has entered into an amendment to its ABL facility effective upon the closing of the transaction with Authentic Brands Group. For further information regarding the Amendment, please see the Company’s Current Report on Form 8-K filed with the SEC on April 24, 2023.

Strategic Partnership with Authentic Brands Group

In a separate press release issued today, the Company announced that it has entered into a strategic partnership with Authentic Brands Group (“Authentic”) whereby ABG Vince will purchase the intellectual property of the Vince brand for total consideration to Vince of $76.5 million and 25% membership interest in ABG Vince. In connection with the transaction, the Company will also enter into an exclusive, long-term license agreement with Authentic to use the contributed intellectual property for the Company’s existing business in a manner consistent with its current wholesale, retail and e-commerce operations. The Company plans to use the proceeds from this transaction to strengthen its overall liquidity position and increase its working capital by repaying in full the outstanding balance of $27.7 million under its Term Loan Credit Facility and to repay a portion of the outstanding borrowings under its Revolving Credit Facility.

The press release and corresponding investor presentation are available at http://investors.vince.com/.

Conference Call

A conference call to discuss the fourth quarter and full year results as well as the transaction with Authentic Brands Group will be held today, April 24, 2023, at 9:00 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Jack Schwefel, and Chief Financial Officer, Amy Levy. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company’s comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 470-1428, conference ID 481436. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary retailer led primarily by the Vince brand. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, footwear and accessories through 50 full-price retail stores, 17 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about possible or assumed future results of operations of the Company, the expected completion and timing of the ABG Transaction and other information relating to the ABG Transaction and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to successfully complete the ABG Transaction; our ability to realize the benefits of our strategic initiatives; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs; the impact of the novel coronavirus (COVID-19) pandemic on our business, results of operations and liquidity; general economic conditions; the execution and management of our international expansion; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; further impairment of our goodwill and indefinite-lived intangible assets; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to maintain our larger wholesale partners; the loss of certain of our wholesale partners; our ability to successfully implement the wind down of the Rebecca Taylor business; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; our ability to attract and retain key personnel; seasonal and quarterly variations in our revenue and income; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; ; our ability to optimize our systems, processes and functions; our ability to comply with privacy-related obligations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; the extent of our foreign sourcing; our reliance on independent manufacturers; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law

Investor Relations Contact :

ICR, Inc.

Caitlin Churchill, 646-277-1274

Caitlin.Churchill@icrinc.com

Vince Holding Corp. and Subsidiaries				Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Fiscal Year
	January 28,	January 29,	January 28,	January 29,
	2023	2022	2023	2022
Net sales	$91,308	$99,027	$357,442	$322,683
Cost of products sold	55,148	55,451	219,472	176,113

Gross profit	36,160	43,576	137,970	146,570
as a % of net sales	39.6%	44.0%	38.6%	45.4%
Impairment of intangible assets	—	—	1,700	—
Impairment of long-lived assets	1,014	—	1,880	—
Gain on sale of intangible assets	(1,620)	—	(1,620)	—
Selling, general and administrative expenses	42,304	41,761	161,432	146,087

as a % of net sales	46.3%	42.2%	45.2%	45.3%
(Loss) income from operations	(5,538)	1,815	(25,422)	483
as a % of net sales	(6.1)%	1.8%	(7.1)%	0.1%
Interest expense, net	3,665	1,764	9,887	8,606

(Loss) income before income taxes	(9,203)	51	(35,309)	(8,123)
Provision for income taxes	1,749	2,758	3,037	4,581

Net loss	$(10,952)	$(2,707)	$(38,346)	$(12,704)

Loss per share:
Basic loss per share	$(0.89)	$(0.23)	$(3.14)	$(1.07)
Diluted loss per share	$(0.89)	$(0.23)	$(3.14)	$(1.07)
Weighted average shares outstanding:
Basic	12,332,547	11,962,787	12,223,004	11,902,307
Diluted	12,332,547	11,962,787	12,223,004	11,902,307

Vince Holding Corp. and Subsidiaries		Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	January 28,	January 29,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,079	$1,056
Trade receivables, net	20,733	29,948
Inventories, net	90,008	78,564
Prepaid expenses and other current assets	3,515	5,804

Total current assets	115,335	115,372
Property and equipment, net	10,479	17,117
Operating lease right-of-use assets	72,616	92,677
Intangible assets, net	70,106	75,835
Goodwill	31,973	31,973
Assets held for sale	260	—
Other assets	2,576	4,253

Total assets	$303,345	$337,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,396	$46,722
Accrued salaries and employee benefits	4,301	6,244
Other accrued expenses	15,020	13,226
Short-term lease liabilities	20,892	22,700
Current portion of long-term debt	3,500	2,625

Total current liabilities	93,109	91,517
Long-term debt	108,078	88,869
Long-term lease liabilities	72,098	94,367
Deferred income tax liability and other liabilities	9,803	6,694
Stockholders’ equity	20,257	55,780

Total liabilities and stockholders’ equity	$303,345	$337,227

Vince Holding Corp. and Subsidiaries		Exhibit (3)
Summary of Rebecca Taylor Wind Down Charges
(Unaudited, amounts in thousands)

	Three Months Ended January 28, 2023	Twelve Months Ended January 28, 2023
Net Sales:
Release of sales allowances	$(227)	$(227)
Cost of products sold:
Inventory write-down	599	$7,295
Selling, general and administrative expenses:
Operating lease right-of-use asset accelerated amortization	1,938	4,090
Benefit from release of operating lease liabilities	(1,987)	(1,987)
Accelerated depreciation and amortization	865	1,927
Employee termination costs, net	—	556
Other advisory and liquidation costs	2,491	3,141

Total selling, general and administrative expenses	3,307	7,727

Total wind-down charges, net	$3,679	$14,795